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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

CanWest Media Inc.
Fixed Charge Ration in
thousands of Canadian Dollars

                                                                                                                   Nine months
                                                                                                                      ended
                                                                           Year ended August 31,                   -----------
                                                            ---------------------------------------------------      May 31,
                                                             1998       1999       2000       2001       2002         2003
                                                            -------    -------    -------    -------    -------      -------
NET INCOME                                                  195,898    130,325    176,373     97,682     97,910      160,959
Eliminate:
     income taxes                                            56,007     40,679     41,757    (27,280)    47,610       46,932
     financing expenses                                      37,955     42,580     59,813    268,843    255,006      190,858
     interest component of rent expense                       1,257      1,390      1,598      3,705      5,779        4,400
     interest in earnings of equity accounted affiliates    (74,060)   (68,749)   (74,480)   (38,076)    13,338      (48,054)
Add:
     dividends from equity accounted affiliates              76,166     60,001     76,729     72,146     60,984       30,212
                                                            -------    -------    -------    -------    -------      -------
INCOME BEFORE TAXES AND FIXED CHARGES                       293,223    206,226    281,790    377,020    480,627      385,307
                                                            =======    =======    =======    =======    =======      =======
FIXED CHARGES
Financing expense including amortization                     37,955     42,580     59,813    250,943    255,006      190,858
Preferred dividend                                                                            73,802     93,686       69,422
Interest component of rent expense 1/3                        1,257      1,390      1,598      3,705      5,779        4,400
                                                            -------    -------    -------    -------    -------      -------
TOTAL FIXED CHARGES                                          39,212     43,970     61,411    328,450    354,471      264,680
                                                            =======    =======    =======    =======    =======      =======
RATIO OF EARNINGS TO FIXED CHARGES                              7.5        4.7        4.6        1.1        1.4          1.5